Exhibit 5.2

Faegre Baker Daniels LLP
600 East 96th Street Suite 600
Indianapolis Indiana 46240-3789
Phone +1 317 569 9600
Fax +1 317 569 4800

June 11, 2015

Meritor, Inc.
2135 West Maple Road
Troy, MI 48084

Ladies and Gentlemen:

We have acted as Indiana counsel for Meritor, Inc., an Indiana corporation (the “Company”), in connection with the issuance and sale by the Company of $225 million aggregate principal amount of its 6-¼% Notes due 2024 (the “Notes”) pursuant to the Underwriting Agreement, dated June 8, 2015 (the “Underwriting Agreement”), by and among the Company and the underwriters named therein. In that capacity we have reviewed:

(a) The Registration Statement on Form S-3, Registration No. 333-200858 (the “Registration Statement”), of the Company and the Prospectus constituting a part thereof, dated December 11, 2014, relating to the issuance from time to time of debt and equity securities of the Company pursuant to Rule 415 promulgated under the Securities Act of 1933, as amended (the “1933 Act”);

(b) The Prospectus Supplement, dated June 8, 2015, to the above-mentioned Prospectus relating to the Notes and filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424 promulgated under the 1933 Act (the “Prospectus Supplement”);

(c) The Seventh Supplemental Indenture, dated as of February 13, 2014, between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee, including the form of Note attached thereto;

(d) The Underwriting Agreement;

(e) The Restated Articles of Incorporation of the Company and the Amended and Restated By-Laws of the Company, each as amended to date; and

(f) Certain resolutions adopted by the Board of Directors of the Company and the Offering Committee of the Board of Directors of the Company.

Meritor, Inc.	-2-	June 11, 2015

For purposes of this opinion letter, we have examined originals or copies, identified to our satisfaction, of such documents, corporate records, instruments and other relevant materials as we deemed advisable and have made such examination of statutes and decisions and reviewed such questions of law as we have considered necessary or appropriate. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies. As to facts material to this opinion letter, we have relied upon certificates, statements or representations of public officials, of officers and representatives of the Company and of others, without any independent verification thereof.

This opinion letter is based as to matters of law solely upon the applicable provisions of the laws of the State of Indiana (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level), as currently in effect. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations (and in particular, we express no opinion as to any effect that such other laws, statutes, ordinances, rules or regulations may have on the opinion expressed herein).

On the basis of and subject to the foregoing, we are of the opinion that the Company has the corporate power under Indiana law to execute and deliver the Notes, and that the Notes have been duly authorized by the Company.

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

We consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by the Company and to the reference to us under the heading “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules or regulations of the Commission thereunder.

Yours very truly,

FAEGRE BAKER DANIELS LLP

By:	/s/ Janelle Blankenship
Janelle Blankenship, Partner